SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated for reference as of the 5th day of March, 2008.

AMONG :

ICP SOLAR TECHNOLOGIES INC., a corporation

duly formed under the laws of Canada with its principal office at 7075 Robert-Joncas, Unit 131, Montreal, Quebec, Canada H4M 2Z2,

(hereinafter called the "Acquirer")

AND ;

WES POWER TECHNOLOGY INC., a corporation

duly formed under the laws of Canada with its principal office at Ocean Technology Enterprise Centre, NRC-Institute for Ocean Technology, 10 Arctic Avenue, MUN Campus, St. John's, Newfoundland, Canada A1B 3T5,

(hereinafter called "WES")

AND:

GERRY HEFFERNAN,  residing at 70 Monkstown Road, St. John's, Newfoundland

(hereinafter called "Gerry")

AND:

MICHAEL SNOW, residing at 67 MacBeth Drive, St. John's, Newfoundland

(hereinafter called "Michael")

AND:

PHILIP CROWLEY, residing at 188 Salmonier Line, Holyrood, Newfoundland

(hereinafter called "Philip")

(Gerry,  Michael and  Philip hereinafter collectively called "Vendors")

AND;

ICP SOLAR TECHNOLOGIES INC., a corporation

duly formed under the laws of Nevada with its principal office at 7075 Place Robert-Joncas, Unit 131, Montreal, Quebec, Canada H4M 2Z2

(hereinafter called "ICP") (hereinafter called the "Parties")

WHEREAS the Acquirer has offered to purchase 100% of the issued and outstanding common shares of WES from the Vendors;

WHEREAS Gerry, Michael and Philip, as owners of certain shares of WES, have agreed to assign and transfer 100% of the shares they own in WES, to ICP;

WHEREAS, pursuant to certain powers of attorney and other contractual agreements (the "PDA's"), Michael and Philip have the authority to transfer and assign 100% of the Shares which are not owned by themselves and Gerry in their personal capacities, to the Acquirer;

WHEREAS ICP will issue to the WES preferred shareholders common shares in its capital stock in exchange for the preferred shares that such shareholders hold in the capital stock of WES, as set out herein;

WHEREAS ICP will issue to the WES common shareholders warrants to purchase common shares in ICP, as set out herein;

WHEREAS the Board of Directors of each of WES, ICP and the Acquirer have approved and adopted this Agreement;

NOW, THEREFORE, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS.

1.     INTERPRETATION

1.1 Where used herein or in any amendments or Schedules hereto, the following terms shall have the following meanings:

(a)      "Business" means the business in which WES is engaged, namely:

(i)       the development of performance management products for the renewable power market, for which wind and solar are key power sources.

(ii)       any other enterprise that is directly related to the foregoing.

(b)      "Closing Date" means March 5, 2008 or such other day as may be mutually agreed to by the Parties.

(c)      "Common  Shareholders" means  Gerry,  Philip,   Michael,   Robert Murakami and Ken Bruce.

(d)      "Shares" means all of the outstanding and issued common and preferred shares of the capital stock of WES.

1.2 All dollar amounts referred to in this Agreement are in U.S. funds, unless expressly stated otherwise.

1.3 The following schedules are attached to and form part of this Agreement.

Schedule	Description
A	WES Financial Statements as of February 28, 2008
B	List of Outstanding Liabilities of WES as at February 28, 2008
C	List of Preferred Shareholders
D	Subscription and Investment Letter
E	Employment Agreements
F	Indemnity Agreements in favour of Vendors
G	Indemnity Agreement in favour of ICP and Acquirer

2.    PURCHASE OF SHARES AND CONDITIONS OF SALE

2.1 Gerry, Michael and Philip, as owners of shares of WES, agree to assign and transfer 100% of the shares they own in WES, to the Acquirer and the Acquirer accepts the assignment and transfer of such shares, as at the Closing Date.

2.2 Michael and Philip, pursuant to the authority granted in the POA's, agree to transfer and assign 100% of the Shares which are not owned by themselves and Gerry in their personal capacities, to the Acquirer and the Acquirer accepts the assignment and transfer of such Shares, as at the Closing Date.

2.3 The Acquirer agrees that the Shares will be held in trust by the Acquirer's legal counsel pending completion of the Post-Closing Conditions set out in section 2.6 (a) of this Agreement.

2.4 In consideration of the assignment and transfer of the Shares to the Acquirer, the Parties agree as follows:

(a)      The Acquirer shall pay to the Vendors a total amount of $1.00 (the "Purchase Price").

(b)      ICP shall issue to the Common Shareholders a total of 250,000 warrants to purchase common shares of ICP (the "Warrants") The Warrants will have an expiry date of five (5) years from the date of issuance and an exercise price equal to Fifty Cents USD ($0.50 USD) per common share. The warrants shall be convertible within five (5) years from date of issuance following registration with the SEC.

(c)       ICP will issue to the WES preferred shareholders (as set out in Schedule C annexed hereto) a total of 104,050 ICP common shares in its capital stock in exchange for the preferred shares held by WES preferred shareholders, such ICP common shares to be issued to the preferred shareholders on a pro rata basis in accordance with the number of preferred shares each such preferred shareholder holds in WES as of the date of execution of this Agreement.

2.5 Conditions of Closing:

(a)      Confirmation of the performance of satisfactory due diligence of WES by the Acquirer.

(b)      Completion by the preferred shareholders of WES and any Common Shareholders of WES who are not parties to this Agreement of a subscription agreement and investment letter in the form of Schedule D annexed hereto.

(c)      Execution of employment agreements between each of Gerry, Michael and Philip and the Acquirer (or a related company) in the form attached hereto as Schedule "E".

(d)      Resignation by Michael and Philip as directors and officers of WES, effective as of the close of business on the Closing Date.

(e)      Delivery of executed Indemnity Agreement by the Acquirer in the form attached hereto as Schedule "F".

(f)       Delivery of executed Indemnity Agreements by: (i) Michael and Philip and (ii) Gerry, in the forms attached hereto as Schedule "G".

(g)      Delivery by ICP of the warrants, the common shares and the Purchase Price referred to in section 2.4 of this Agreement.

(h)      Delivery of the Shares to the Acquirer.

2.6 Post-Closing Conditions:

(a)      Payment by WES (or the Acquirer) of the following within ten (10) business days of the Closing Date;

(i)       consulting fees owed to Axel Communications Inc. by WES, in the sum of approximately $35,000 (to be adjusted based on outstanding invoices as of the Closing Date);

(ii)       shareholders loan owed to Michael by WES, in the sum of $5,870.68;

(iii)       shareholders loan owed to Philip by WES, in the sum of $5,495.95;

(iv)      legal fees owed by WES to Stewart McKelvey as of the Closing Date excepting such amounts as are attributable to the preparation of a corporate minute book for WES.

(b)      Removal of Michael Snow's name and Philip Crowley's names as signing authorities and guarantors of Wes' chequing account with TD Bank (account number ending in 8496), Wes' TD Visa Line of Credit (account number ending in 1955) and Wes' TD Business Visa (account number ending in 6336) within ten (10) business days of the Closing Date.

(c)       ICP hereby warrants that it shall file a registration statement with the SEC one (1) year following the Closing Date and that it will, at its own cost, use its best efforts to have the restrictive legend removed from the ICP shares and warrants as soon as reasonably possible once the statutory restrictions applicable to the transfer of same no longer apply.

3.   COVENANTS,   REPRESENTATIONS AND WARRANTIES  FOR THE BENEFIT OF THE ACQUIRER

3.1 Michael and Philip and WES jointly and severally covenant with and represent and warrant to Acquirer as follows, and acknowledge that Acquirer is relying upon such covenants, representations and warranties in connection with the purchase by Acquirer of the Shares:

3.1.1 WES has been duly incorporated and organized, is a validly existing company with limited liability and is in good standing under Canadian law; it has the corporate power to own or lease its property and to carry on Business; it is duly qualified as a company to do business and is in good standing with respect thereto in each jurisdiction in which the nature of the Business or the property owned or leased by it makes such qualification necessary; and it has all necessary licenses, permits, authorization and consents to operate its Business.

3.1.2 The authorized share capital of WES consists of: (i) an unlimited number of common shares with no par value, of which 1,311,288 common shares are issued and outstanding as fully paid and non-assessable; and (ii) an unlimited number of preferred shares of which 104,050 are issued and outstanding as fully paid and non-assessable.

3.1.3 The Shares owned by the Vendors are owned by the Vendors as the beneficial and recorded owners with good and marketable title thereto, and all of the Shares are free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever.

3.1.4 No person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase of any of the Shares.

3.1.5 No person, firm or corporation has any agreement or option, including convertible securities, warrants or convertible obligations of any nature, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of WES or of any securities of WES.

3.1.6 WES has not issued any additional shares from and after August 27, 2007 to the date hereof or created any options, warrants or rights for any person to subscribe for or acquire any unissued shares in the capital of WES.

3.1.7 The minute books of WES are correct and complete and up to date in all material respects and all resolutions of the directors and shareholders have been duly and accurately recorded therein.

3.1.8 The books and records presented as of February 28, 2008 of WES and its subsidiaries fairly and correctly set out and disclose in all material respects, in accordance with Canadian generally accepted accounting principles, the financial position of WES as at the date thereof, and all material financial transactions of WES relating to the Business have been accurately recorded in such books and records.

3.1.9 WES Financial Statements presented as of February 28, 2008 present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of WES and its Subsidiaries as at the date thereof and there will not be, prior to the Closing Date, any material increase in such liabilities other than increases arising as a result of carrying on the Business in the ordinary and normal course and legal expenses relating to the within transaction, and if they do not the Acquirer has the right of offset against any debt owing to WES. The Vendors and the Acquirer have attached the agreed and signed off financial statements as Appendix A to this Agreement.

3.1.10 All existing debt, liabilities and any other obligations of any nature that WES may have towards any party (the "Debt") has been fully disclosed in Schedule B of this Agreement and that Schedule B is complete and accurately reflects the Debt.

3.1.11 The entering into of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or bylaws of WES or of any indenture, instrument or agreement, written or oral, to which WES or the Vendors may be a party.

3.1.12 The entering into of this Agreement and the consummation of the transaction contemplated hereby will not, to the best of the knowledge of WES, result in the violation of any law or regulation of the province or country in which it is resident or in which the Business is or at the Closing Date will be carried on or of any municipal bylaw or ordinance to which WES or the Business may be subject.

3.1.13 This Agreement has been duly authorized, validly executed and delivered by WES, Michael and Philip.

3.1.14 The Business has been carried on in the ordinary and normal course by WES since the date of WES Financial Statements.

Representations and Warranties of Gerry

3.2 Gerry hereby represents and warrants to Acquirer as follows, and acknowledges that the Acquirer is relying upon such covenants, representations and warranties in connection with the purchase by the Acquirer of the Shares:

3.2.1 The shares of WES owned by Gerry are owned by Gerry as the beneficial and recorded owner with good and marketable title thereto, and all of such shares are free and clear of ail mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever.

3.2.2 No person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from Gerry of any of his WES shares.

3.2.3 The entering into of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation of any of the terms and provisions of any agreement, written or oral, to which Gerry may be a party.

3.2.4 This Agreement has been duly authorized, validly executed and delivered by Gerry.

Tax Matters

3.3 Michael and Philip and WES jointly and severally covenant with and represent and warrant to Acquirer as follows, and acknowledge that Acquirer is relying upon such covenants, representations and warranties in connection with the purchase by Acquirer of the Shares:

3.3.1 For the purposes of this Agreement, "Taxes" shall mean all amounts payable on account of any and all Canadian or U.S. federal, Canadian provincial or U.S. state, or any other relevant governmental taxes, levies, duties, charges, assessments and reassessments of any nature whatsoever, whether direct or indirect.

3.3.2 WES has duly and timely filed all tax returns and reports required to be filed by it in ail applicable jurisdictions that are required to be filed by WES and has paid all Taxes due and payable by it to date; ail such tax returns properly reflect and do not in any respect understate the taxable income or liability for Taxes of WES in the relevant fiscal or other period; adequate provision has been made in the books and records of WES for all Taxes payable with respect to the operations of WES and for which tax returns are not yet required to be filed.

3.3.3 There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return, or the assessment or payment of any Taxes by WES.

3.3.4 Canadian income tax assessments (federal or provincial) have been issued to WES covering all past periods, and such assessments, if any amounts were owing in respect thereof, have been paid.

3.3.5 There are no actions, suits, proceedings, investigations or claims now pending or, to the knowledge of the Vendors, threatened, against WES in respect of Taxes, nor are there any outstanding reassessments or written inquiries from any governmental authority or any matters under audit, examination or discussion with any governmental authority relating to Taxes. No audits of any such tax return nor reassessments of any Taxes reflected thereon by any governmental authority have occurred in the last five (5) years nor are any such audits pending nor, to the knowledge of the Vendors, threatened.

3.3.6 WES has withheld from each payment made to any of its officers, former officers, directors, former directors, employees and former employees the amount of all Taxes, including but not limited to income tax, and other deductions required to be withheld therefrom and has remitted the same to the proper tax or other receiving officers within the time required under any applicable legislation.

3.3.7 WES is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment of WES for taxes.

3.3.8 None of the Vendors is a non-resident of Canada, within the meaning of the Income Tax Act.

Forgiveness of Debts and Liabilities

3.4 The Vendors have forgiven any and all debt, liabilities and any other obligations of any nature that WES has or may have had towards the Vendors in the past except those that are expressly referred to in section 2.6 of this Agreement.

Environmental Matters

3.5 Michael and Philip and WES jointly and severally covenant with and represent and warrant to Acquirer as follows, and acknowledge that Acquirer is relying upon such covenants, representations and warranties in connection with the purchase by Acquirer of the Shares;

3.5.1 WES has obtained ail permits, licenses and other authorizations, if any, which are required in connection with the conduct of the business of WES under all applicable laws and regulations (collectively, "Environmental Laws") relating to pollution or protection of the environment, including regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limiting the generality of the foregoing, ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

3.5.2 WES is in compliance, and has heretofore operated its business, and used any real or immovable property, improvements or related assets owned, leased or operated by it, in compliance with all terms and conditions of such required permits, licenses and authorizations and has not previously violated any of same, and is also in compliance and has heretofore operated its business and used any real or immovable property, improvements or related assets owned, leased or operated by it in compliance with all Environmental Laws and any decrees, judgments, notices or demands made by any governmental authority in connection with environmental matters.

3.5.3 Neither this Agreement nor any certificate or other document delivered to the Acquirer or pursuant to the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances in which they are made, not misleading.

Representations and Warranties relating to ICP shares and warrants

3.6 Gerry, Michael and Philip represent and warrant to Acquirer and ICP that they are not a "U.S. Person" as defined by Regulation S of the Securities Act and are not acquiring the Warrants for the account or benefit of a U.S. Person.

A "U.S. Person" is defined by Regulation S of the Securities Act to be any person who is:

(a)      any natural person resident in the United States;

(b)      any partnership or corporation organized or incorporated under the laws of the United States;

(c)      any estate of which any executor or administrator is a U.S. person;

(d)      any trust of which any trustee is a U. S. person;

(e)      any agency or branch of a foreign entity located in the United States;

(f)       any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporate, or (if an individual) resident in the United States; and

(g)      any partnership or corporation if:

(i)       organized or incorporated under the laws of any foreign jurisdiction; and

(ii)       formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited subscribers [as defined in Section 230.501 (a) of the Securities Act] who are not natural persons, estates or trusts.

3.7 Gerry, Michael and Philip acknowledge that they were not in the United States at the time the offer to acquire the Warrants was received.

3.8 Gerry, Michael and Philip acknowledge that the Warrants (and any shares to be issued on exercise of the Warrants) are "restricted securities" within the meaning of the Securities Act and will be issued to Gerry, Michael and Philip in accordance with Regulation S of the Securities Act.

3.9 Gerry, Michael and Philip agree not to engage in hedging transactions with regard to the Warrants (or any shares to be issued on exercise of the Warrants), unless in compliance with the Securities Act.

3.10 Gerry, Michael and Philip and ICP agree that ICP will refuse to register any transfer of the Warrants (or any shares to be issued on exercise of the Warrants), not made in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act, pursuant to an available exemption from registration, or pursuant to this Agreement.

3.11 Gerry, Michael and Philip agree to resell the Warrants (and any shares to be issued on exercise of the Warrants) only in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration pursuant to the Securities Act.

3.12 Gerry, Michael and Philip acknowledge and agree that all certificates representing the Warrants (and any shares to be issued on exercise of the Warrants) will be endorsed with the following legend in accordance with Regulation S of the Securities Act:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY REGULATION S PROMULGATED UNDER THE SECURITIES ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT."

3.13 Gerry, Michael and Philip are investors in securities of companies in the development stage and acknowledge that they are able to fend for themselves, can bear the economic risk of their investment, and have such knowledge and experience in financial or business matters such that it is capable of evaluating the merits and risks of the investment in the Warrants. Gerry, Michael and Philip can bear the economic risk of this investment.

3.14 Gerry, Michael and Philip have had full opportunity to review ICP's filings with the SEC pursuant to the Exchange Act, including ICP's annual reports on Form 10-KSB and quarterly reports on Form 10-QSB, and additional information regarding the business and financial condition of ICP. Gerry, Michael and Philip believe they have received all the information they consider necessary or appropriate for deciding whether to purchase the Warrants, Gerry, Michael and Philip further represent that they have had an opportunity to ask questions and receive answers from ICP regarding the terms and conditions of the offering and the business, properties, prospects and financial condition of ICP. Gerry, Michael and Philip have had full opportunity to discuss this information with their legal and financial advisers prior to execution of this Agreement.

3.15 Gerry, Michael and Philip acknowledge that the offering of the Warrants by ICP has not been reviewed by the SEC and that the Warrants are being issued by ICP pursuant to an exemption from registration under the Securities Act.

3.16 Gerry, Michael and Philip understand that the Warrants they are acquiring are characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired from ICP in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Gerry, Michael and Philip represent that they are familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.17 The Warrants will be acquired by Gerry, Michael and Philip for investment for their own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Gerry, Michael and Philip have no present intention of selling, granting any participation in, or otherwise distributing the same. Gerry, Michael and Philip do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Warrants.

3.18 An investment in ICP is highly speculative and only shareholders who can afford the loss of their entire investment should consider investing in ICP and the Warrants. Gerry, Michael and Philip are financially able to bear the economic risks of an investment in ICP.

3.19   Gerry, Michael and Philip are not aware of any advertisement of the Warrants.

4.     COVENANTS, REPRESENTATIONS AND WARRANTIES OF ACQUIRER AND ICP

Acquirer and ICP covenant with and represent and warrant to the Vendors as follows and acknowledges that the Vendors are relying upon such covenants, representations and warranties in entering into this Agreement:

4.1 The entering into this Agreement and the consummation of the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or bylaws of Acquirer or ICP or of any indenture, instrument or agreement, written or oral, to which Acquirer or ICP may be a party.

4.2 The entering into of this Agreement and the consummation of the transactions contemplated hereby will not, to the best of the knowledge of Acquirer or ICP, result in the violation of any !aw or regulation of Canada, the United States or of any local government bylaw or ordinance to which Acquirer's or ICP's business may be subject.

4.3 This Agreement has been duly authorized, validly executed and delivered by Acquirer and ICP.

5.     CLOSING ARRANGEMENTS

5.1 The closing shall place on the Closing Date at the offices of the Acquirer, or at such other time and place as the parties may mutually agree.

6.     GENERAL PROVISIONS

6.1 Time shall be of the essence of this Agreement.

6.2 The parties hereto expressly acknowledge that this Agreement supersedes the share purchase agreement, dated August 27, 2007, entered into by and between the parties (the "August Agreement"). Further, the parties hereto agree that the August Agreement is hereby annulled and cancelled, and that any terms, conditions or obligations set out in such agreement are null and void.

6.3 This Agreement contains the whole agreement between the parties hereto in respect of the purchase and sale of the Shares and there are no warranties, representations, terms, conditions or collateral agreements expressed, implied or statutory, other than: (i) as expressly set forth in this Agreement; and (ii) as expressly set forth in a letter executed on the date hereof from the Acquirer to Michael Snow and Philip Crowley, which sets out the indemnity obligations of the Acquirer.

6.4 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither Acquirer nor the Vendors may assign this Agreement without prior written consent, which consent may be withheld for any reason whatsoever.

6.5 Any notice to be given under this Agreement shall be duly and properly given if made in writing and delivered or telecopied to the addressee at the address as set out on page one of this Agreement. Any notice given as aforesaid shall be deemed to have been given or made on, if delivered, the date on which it was delivered or, if telecopied, on the next business day after it was telecopied. Any party hereto may change its address for notice from time to time by providing notice of such change to the other parties hereto in accordance with the foregoing.

6.6 This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

6.7 This Agreement shall be construed and enforced in accordance with and the rights of the parties shall be governed by, the laws of the Province of Quebec.

6.8 The representations, warranties and covenants contained in this Agreement shall survive the closing of the within transaction. For greater certainty, the parties hereto irrevocably agree to indemnify, defend, guarantee and save harmless the other parties hereto from all damages (Including legal fees and disbursements) relating to a breach, falsity or inaccuracy of a representation, warranty or covenant given to a party herein,

6.9 At the request of the Parties, this Agreement has been drafted in English. Nous avons demande et consenti que ce contrat soit redige en anglais seulement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ICP SOLAR TECHNOLOGIES INC.

Per:	/s/ Sass Peress
Sass Peress

WES POWER TECHNOLOGY INC.

Per:	/s/ Gerry Heffernan
Gerry Heffernana

Per:	/s/ Michael Snow
Michael Snow

Per:	/s/ Philip Crowley
Philip Crowley